                                                                       Exhibit 5

                      [On Ward and Smith, P.A. letterhead]


                                  April 5, 2002


The Board of Directors
MountainBank Financial Corporation
201 Wren Drive
Hendersonville, North Carolina 28792

     RE:  Our File 010146-0010

Ladies and Gentlemen:

We have acted as counsel to MountainBank Financial Corporation (the "Corporation") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement is being filed for purposes of registering under the Act the issuance and sale by the Corporation of up to 68,750 shares of its $4.00 par value common stock (the "Shares") in connection with stock options ("Options") previously granted by First Western Bank ("First Western") to its directors pursuant to the terms of its 1998 Nonstatutory Stock Option Plan and 1999 Nonstatutory Stock Option Plan (collectively, the "Plans"). Both of the Plans and the Options granted under them have been assumed by the Corporation in connection with its acquisition of First Western effective on December 31, 2001.

In connection with rendering our opinion set forth in this letter, we have examined or relied upon copies of the following documents:

1.   the Registration Statement;

2. the Plans, and the option modification agreements relating to Options granted thereunder;

3. resolutions adopted by the Corporation's Board of Directors relating to the Plans, Options granted thereunder and the Registration Statement; and,

4. such other records and certificates and instruments as we have deemed necessary for the purposes of the opinion expressed herein.

In delivering this letter, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the original or certified copies of all documents submitted to us as conformed or reproduction copies, and
(ii) that the copies of resolutions referenced above are accurate and complete, evidence all actions taken by the Corporation's Board of Directors pertaining to the Plans, Options granted thereunder and the Registration Statement, and have not been rescinded or modified.

Based upon and subject to the foregoing, as well as the qualifications set forth below, we are of the opinion as of this date that, (i) when the Registration Statement has become effective, and upon compliance with the pertinent provisions of the Act, and (ii) when the Shares have been properly issued in accordance with terms of the Plans and Options granted thereunder (including the Corporation's receipt of the specified consideration, if any, for such Shares and the satisfaction of all other conditions to such issuance), then the Shares will be validly issued, fully paid and nonassessible.


Our opinion set forth in this letter is expressly limited and qualified as follows:

1. Our opinion is limited to matters of North Carolina law and the federal laws of the United States of America.

2. Our opinion is limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated.

3. Except as otherwise expressly specified herein, our opinion is limited to matters in existence as of the date hereof, and we undertake no responsibility to revise or supplement this letter or our opinion to reflect any change in the law or facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                      Yours truly,

                                                      /s/ Ward and Smith, P.A.

                                                      WARD AND SMITH, P.A.